SECOND AMENDMENT TO 9% SECURED CONVERTIBLE PROMISSORY NOTE

This SECOND AMENDMENT TO 9% SECURED CONVERTIBLE PROMISSORY NOTE (this “Second Amendment”) is made and entered into effective as of February 25, 2011, by and between GR MATCH, LLC, a Delaware limited liability company (“Lender”), CYBERDEFENDER CORPORATION, a Delaware corporation (“Borrower”).  Lender and Borrower may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Lender loaned funds to CyberDefender Corporation, a California corporation (as predecessor in interest to Borrower) (“CyberDefender California”), pursuant to the terms and conditions of that certain Loan and Securities Purchase Agreement, dated as of March 31, 2010, by and between Lender and CyberDefender California, which loan is evidenced by that certain 9% Secured Convertible Promissory Note, dated March 31, 2010, issued by CyberDefender California in favor of Lender in the original principal amount of Five Million Three Hundred Thousand Dollars ($5,300,000), as amended by that certain First Amendment to 9% Secured Convertible Promissory Note, dated December 7, 2010 to be effective as of December 3, 2010 (collectively, the “Promissory Note”); and

WHEREAS, the Parties desire to further amend the Promissory Note as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.           Amendment to Section 1 of the Promissory Note.  The definition of “Original Conversion Price” set forth in Section 1 of the Promissory Note is hereby amended and restated in its entirety as follows, and any references to “Original Conversion Price” set forth in the Promissory Note shall be deemed automatically amended to refer to the Original Conversion Price, as amended by this Second Amendment:

   “Original Conversion Price” shall be $2.20 USD.

2.           Conflict; Full Force and Effect.  In the event of any conflict between this Second Amendment and the Promissory Note, this Second Amendment shall control.  The Parties acknowledge and agree that, except as expressly provided herein, the provisions of the Promissory Note shall remain unmodified and in full force and effect.

3.           Successors and Assigns.  This Second Amendment is and shall be binding upon each of the Parties and their respective successors and assigns.

4.           Recitals.  The recitals to this Second Amendment are hereby incorporated by reference herein.

5.           Governing Law.  This Second Amendment shall be governed by the laws of the State of California, without regard to its principles of conflict of laws.

6.           Entire Agreement.  This Second Amendment and the Promissory Note contain the complete understanding and agreement of the Parties relating to the subject matter hereof and thereof and supersede any prior understanding or agreement related thereto, whether written or oral.

7.           Counterparts.  This Second Amendment may be executed in multiple counterparts, each of which will be deemed an original, but together they will constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, this Second Amendment has been duly executed by the Parties as of the date first above written.

GR Match, LLC,
a Delaware limited liability company

By:
Name:
Title:

CyberDefender Corporation,
a Delaware corporation

By:
Name: Gary Guseinov
Title: Chief Executive Officer